Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2021 RESULTS

Minneapolis/February 2, 2021/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the second quarter ended December 31, 2020.

Second Quarter FY2021 Snapshot

●	Second quarter organic revenue increased by 19% (21% reported) to $224.3 million and 15% (16% reported) in the first half of fiscal 2021 to $428.5 million.

●

GAAP EPS was $1.15 versus $3.02 one year ago primarily relating to a non-recurring gain of approximately $121 million in our ChemoCentryx investment in the second quarter of fiscal 2020. Delivered record adjusted earnings per share (EPS) of $1.62 versus $1.08 one year ago.

●	Adjusted Operating Margin increased to 38.7% in the second quarter of fiscal 2021 compared to 33.4% in the second quarter of fiscal 2020.

●	Excellent commercial execution in both the Protein Sciences and Diagnostics and Genomics segments, with each delivering record organic growth of 19%.

●	Delivered record operating cash flows in the first half of fiscal 2021 while paying down approximately $125 million in outstanding debt.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I would like to thank the entire global Bio-Techne team for delivering such a stellar quarter,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “To achieve 19% organic growth, with only 3% attributed to Covid tailwinds, attests to the strong execution of our strategy we have implemented in recent years. It’s great to see this planning succeed in virtually all areas of our business. We delivered this organic growth with a continued focus on profitability, as our adjusted operating margin improved over 500 basis points year over year to 38.7%.”

Kummeth added, “The continued ramp of our high-growth platforms including Exosome Dx, Cell and Gene Therapy, GMP Proteins, proteomics instrumentation and genomics will be exciting to watch as we strive for continued double-digit organic growth. Our expanded digital platform, increased global brand presence, and world class customer relationships has brought our renowned protein and antibody products (as well as our new platforms) to the forefront of the life science tools and diagnostics industry.”

Second Quarter Fiscal 2021

Revenue

Net sales for the second quarter increased 21% to $224.3 million. Organic growth was 19% compared to the prior year, with foreign currency exchange having a favorable impact of 2% and acquisitions contributing an immaterial amount to revenue growth.

GAAP Earnings Results

GAAP EPS decreased to $1.15 per diluted share, versus $3.02 in the same quarter last year. GAAP EPS was favorably impacted by a non-recurring gain of approximately $121 million on our ChemoCentryx investment in the second quarter of fiscal 2020. GAAP operating income for the second quarter of fiscal 2021 increased 37.9% to $51.0 million, compared to $37.0 million in the second quarter of fiscal 2020. GAAP operating margin was 22.7%, compared to 20.0% in the second quarter of fiscal 2020. GAAP operating margin compared to prior year was positively impacted by volume leverage and cost management.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.62 per diluted share, versus $1.08 in the same quarter last year, an increase of 50%. Adjusted EPS increased due to revenue growth and operating margin expansion. Adjusted operating income for the second quarter of fiscal 2021 increased 40% compared to the second quarter of fiscal 2020. Adjusted operating margin was 38.7%, compared to 33.4% in the second quarter of fiscal 2020. Adjusted operating margin compared to the prior year was favorably impacted by volume leverage and cost management.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2021 net sales were $172.2 million, an increase of 22% from $141.5 million for the second quarter of fiscal 2020. Organic growth for the segment was 19%, with foreign currency exchange having a favorable impact of 3% on revenue growth and acquisitions contributing an immaterial amount to revenue growth. Protein Sciences segment’s operating margin was 46.6% in the second quarter of fiscal 2021 compared to 43.0% in the second quarter of fiscal 2020. The segment’s operating margin compared to the prior year was positively impacted by volume leverage and cost management.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s second quarter fiscal 2021 net sales were $52.5 million, an increase of 20% from $43.8 million for the second quarter of fiscal 2020. Organic growth for the segment was 19% with foreign currency exchange having a 1% impact on revenue. The Diagnostics and Genomics segment’s operating margin was 15.5% in the second quarter of fiscal 2021 compared to 2.2% in the second quarter of fiscal 2020. The segment’s operating margin was favorably impacted by volume leverage and cost management.

Conference Call

Bio-Techne will host an earnings conference call today, February 2, 2021 at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13715028. The earnings call can also be accessed via webcast through the following link http://public.viavid.com/index.php?id=143031.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512-2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13715028. The replay will be available from 11:00 a.m. CST on Tuesday, February 2, 2021 until 11:00 p.m. CST on Tuesday, March 2, 2021.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs and gains. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company's non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. For the Eminence acquisition, amortization expense and costs of acquired inventory were adjusted in the net earnings calculation based on the Company’s ownership percentage to calculate the adjusted net earnings per share attributable to Bio-Techne. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $739 million in net sales in fiscal 2020 and has over 2,300 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/20	12/31/19	12/31/20	12/31/19
Net sales	$224,253	$184,934	$428,452	$368,177
Cost of sales	73,353	63,531	139,821	128,361
Gross margin	150,900	121,403	288,631	239,816
Operating expenses:
Selling, general and administrative	83,116	68,030	155,714	137,040
Research and development	16,789	16,381	32,830	32,459
Total operating expenses	99,905	84,411	188,544	169,499
Operating income	50,995	36,992	100,087	70,317
Other income (expense)	5,373	113,334	(4,381)	97,812
Earnings before income taxes	56,368	150,326	95,706	168,129
Income taxes	10,224	30,704	16,168	34,111
Net earnings, including noncontrolling interest	$46,144	$119,622	$79,538	$134,018
Net earnings attributable to noncontrolling interest	(130)	-	(130)	-
Net earnings attributable to Bio-Techne	46,274	119,622	79,668	134,018
Earnings per share:
Basic	$1.20	$3.13	$2.06	$3.51
Diluted	$1.15	$3.02	$1.98	$3.40
Weighted average common shares outstanding:
Basic	38,691	38,167	38,614	38,100
Diluted	40,257	39,550	40,135	39,370

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/20	6/30/20
ASSETS
Cash and equivalents	$165,526	$146,625
Short-term available-for-sale investments	117,426	124,268
Accounts receivable, net	128,243	122,534
Inventories	106,590	103,152
Other current assets	24,148	24,341
Total current assets	541,933	520,920

Property and equipment, net	195,602	176,829
Right of use asset	68,154	71,465
Goodwill and intangible assets, net	1,250,838	1,244,853
Other assets	11,339	13,522
Total assets	$2,067,866	$2,027,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$70,132	$63,270
Contract liabilities	13,217	13,049
Income taxes payable	3,658	2,376
Contingent consideration payable	4,983	5,938
Operating lease liabilities – current	9,912	9,535
Current portion of long-term debt obligations	12,500	12,500
Other current liabilities	3,166	-
Total current liabilities	117,568	106,668

Deferred income taxes	105,342	101,090
Long-term debt obligations	219,035	344,243
Operating lease liabilities	63,672	67,248
Long-term contingent consideration payable	5,599	199
Other long-term liabilities	25,796	26,949
Stockholders’ equity	1,530,854	1,381,192
Total liabilities and stockholders’ equity	$2,067,866	$2,027,589

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/20	12/31/19	12/31/20	12/31/19
Gross margin percentage – GAAP	67.3%	65.6%	67.4%	65.1%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	-%	-	-%
Amortization of intangibles	3.9%	4.7%	4.0%	4.7%
Stock compensation expense - COGS	0.3%	0.3	0.3%	0.2
Gross margin percentage - Adjusted	71.5%	70.6%	71.7%	70.0%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/20	12/31/19	12/31/20	12/31/19
Operating margin percentage – GAAP	22.7%	20.0%	23.4%	19.1%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	-%	-	-%
Amortization of intangibles	6.8%	8.2%	7.1%	8.2%
Acquisition related expenses	2.0%	-0.5%	1.1%	0.1%
Stock-based compensation	7.2%	5.7%	6.9%	5.3%
Operating margin percentage - Adjusted	38.7%	33.4%	38.5%	32.7%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/20	12/31/19	12/31/20	12/31/19
Net earnings – GAAP attributable to Bio-Techne	$46,274	$119,622	$79,668	$134,018
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	11	-	11	-
Amortization of intangibles	14,994	15,108	30,495	30,008
Acquisition related expenses	4,514	(787)	4,746	617
Stock-based compensation	16,225	10,618	29,558	19,418
Restructuring costs	142	-	142	-
Realized and unrealized loss (gain) on investments and Other	(10,197)	(120,449)	(5,846)	(110,048)
Tax impact of above adjustments	(3,041)	24,132	(7,936)	17,151
Tax impact of discrete items	(3,674)	(5,384)	(7,826)	(6,655)
Net earnings - Adjusted	$65,248	$42,860	$123,012	$84,510

Earnings per share - diluted – Adjusted	$1.62	$1.08	$3.06	$2.15

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/20	12/31/19	12/31/20	12/31/19
Protein Sciences segment revenue	$172,179	$141,517	$326,625	$282,512
Diagnostics and Genomics segment revenue	52,469	43,846	102,595	86,397
Intersegment revenue	(395)	(429)	(768)	(732)
Consolidated revenue	$224,253	$184,934	$428,452	$368,177

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/20	12/31/19	12/31/20	12/31/19
Protein Sciences segment operating income	$80,246	$60,872	$150,598	$120,410
Diagnostics and Genomics segment operating income	8,107	975	16,781	1,875
Segment operating income	88,353	61,847	167,379	122,285
Corporate general, selling, and administrative	(1,520)	(12)	(2,482)	(2,113)
Adjusted operating income	86,833	61,835	164,897	120,172
Cost recognized upon sale of acquired inventory	(23)	-	(23)	-
Amortization of intangibles	(15,027)	(15,108)	(30,528)	(30,008)
Acquisition related expenses	(4,421)	881	(4,558)	(429)
Stock-based compensation	(16,225)	(10,618)	(29,557)	(19,418)
Restructure costs	(142)	-	(142)	-
Operating income	$50,995	$36,990	$100,087	$70,317